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                                                                    Exhibit 11.1

             COMPUTATION OF NET INCOME AND PRO FORMA NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
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                                                                   Years Ended December 31,      Nine Months Ended September 30,
                                                                 -----------------------------   -------------------------------
                                                                   1993       1994        1995           1995           1996
                                                                 ------       ----        ----           ----           ----
Net income                                                                                                            15,064
                                                                                                                     -----------
                                                                                                                     -----------


Pro forma net income                                             2,733       4,413       8,412          9,254
                                                                 --------  -----------------------------------
                                                                 --------  -----------------------------------


Weighted average number of shares of common stock outstanding    9,754      12,594      19,755         19,131         22,207

Preferred Stock                                                  4,678       4,678

Number of common stock equivalents as a result of stock options    434         731       1,488          2,483          2,269
 outstanding using the treasury stock method

Number of common stock options granted                                         745         767
 in accordance with SAB No. 83

Number of shares deemed outstanding to                             882         386         319            386
 fund shareholder distribution
                                                                 --------  -----------------------------------------------------


       Total                                                    15,748      19,134      22,329         22,000         24,476

Net income per share                                                                                                   $0.62
                                                                                                                     -----------
                                                                                                                     -----------

Pro forma net income per share                                    $0.17      $0.23        $0.38          $0.42
                                                                 --------  -----------------------------------------------------
                                                                 --------  -----------------------------------------------------

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